EXHIBIT 4.2

Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

ResMed Inc. (“we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. The following summary of the terms of our common stock is based upon our First Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Sixth Amended & Restated Bylaws (the “Bylaws”). The summary is not complete and is qualified by reference to our Certificate of Incorporation and our Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.004 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Each share of common stock entitles the holder of record to one vote with respect to each matter submitted to a vote by our stockholders. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our common stock do not have cumulative voting rights.

Except in respect of matters relating to the election of directors, or as otherwise provided in the Certificate of Incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

In the case of the election of directors, each director is elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote thereon at a meeting of stockholders for the election of directors at which a quorum is present (an “Election Meeting”); provided, however, that if our board of directors determines that the number of nominees exceeds the number of directors to be elected at such meeting (a “Contested Election”), and our board of directors has not rescinded such determination by the record date of the Election Meeting as initially announced, each of the directors to be elected at the Election Meeting is elected by the affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote at such meeting with respect to the election of such director. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director or other action exceeds the number of votes cast “against” that candidate or other action (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against”). In an election other than a Contested Election, stockholders are given the choice to cast votes “for” or “against” the election of directors or to “abstain” from such vote and do not have the ability to cast any other vote with respect to such election of directors. In a Contested Election, stockholders are given the choice to cast “for” or “withhold” votes for the election of directors and do not have the ability to cast any other vote with respect to such election of directors. In the event an Election Meeting involves the election of directors by separate votes by class or classes or series, the determination as to whether an election constitutes a Contested Election is to be made on a class by class or series by series basis, as applicable.

In an election other than a Contested Election, it is our board’s policy that an incumbent director nominee who does not receive the required votes for re-election will continue to serve, but is expected to tender a resignation to the board of directors. The nominating and governance committee, or another duly authorized committee of the board of directors, will decide whether to accept or reject the tendered resignation, generally within 90 days after the election results are certified.

Dividend Rights

The holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights and Preferences

Holders of our common stock have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

The Certificate of Incorporation authorizes our board of directors to provide for the issuance of shares of preferred stock in one or more series and to fix the annual rate or rates of the dividends for a particular series; the dividend payment dates for a particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for a particular series; the voting powers for a particular series; the rights, if any of the holders of the shares of the particular series to convert the same into shares of any other series or class of our securities, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

Antitakeover Effects of Delaware Law and the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contains provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Classified Board of Directors

The Bylaws provide that, commencing with the annual meeting of stockholders in 2020, directors standing for election will be elected for one year terms. Directors elected to three-year terms prior to the 2020 annual meeting of stockholders will complete those terms, and the entire Board will be elected annually commencing with the 2022 annual meeting of the stockholders.

Special Meetings of Stockholders

The Bylaws provide that special meetings of the stockholders may be called for any purpose by the board of directors, chairperson of the board, the president or the secretary, and, subject to the Bylaws, may be called upon written request of the holders of records of a majority of the outstanding capital stock entitled to vote at such meeting.

Requirements for Nominations and Proposals at Stockholder Meetings

The Bylaws provide that advance notice of business and nominations by our stockholders for an annual or special meeting of stockholders must generally be not later than the close of business 90 days nor earlier than the close of business 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Such notice must include certain information about the nominee, proposing person or proposal, as applicable, as prescribed in our Bylaws, or else will be considered deficient under our Bylaws.

The Bylaws require any candidate for our board of directors, whether nominated by a stockholder or the board of directors, to provide certain background information and representations regarding disclosure of voting or compensation arrangements, compliance with our policies and guidelines and intent to serve the entire term.

The Bylaws also prohibit stockholders from submitting more nominees than the number of directors up for election at the applicable meeting.

DGCL Section 203

As a company incorporated in Delaware, we are subject to Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

Choice of Forum

The Bylaws include a forum selection provision, which provides that, unless we consent in writing to the selection of another forum, the Delaware Court of Chancery will be the sole and exclusive forum for the following actions: (i) any derivative action or proceeding brought by or on behalf of us; (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers or other employees to us or out stockholders; (iii) any action arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws; and (iv) any action asserting a claim against us governed by the internal affairs doctrine. Additionally, the Bylaws include language pursuant to which stockholders are deemed to have consented to personal jurisdiction in the Delaware Court of Chancery and to service of process on their counsel in any action initiated in violation of the forum selection provision.